Exhibit 99.1

BANCTRUST FINANCIAL GROUP ANNOUNCES

2004 EARNINGS INCREASE

Mobile, Alabama, January 24, 2005----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today net income for the year 2004 of $11.301 million, an increase of 78.8% over the $6.322 million reported for 2003. Total basic and diluted earnings per share were $1.03 and $ 1.02 in 2004 compared to $.72 and $.71 per share in 2003. Total assets at December 31, 2004 were $1.191 billion compared to $1.077 billion December 31, 2003, an increase of 10.6%.

Net income for the fourth quarter of 2004 was $3.445 million compared to $1.147 million for the comparable period in 2003, an increase of 200%. Total basic and diluted earnings per share for the fourth quarter 2004 were $.31 for both compared to $.13 for both for the comparable quarter in 2003.

On December 30, 2003, BancTrust completed its merger with CommerceSouth, Inc., which was accounted for under the purchase method of accounting. Therefore, the operating results of the acquired CommerceSouth banks were included for one day only in the 2003 historical financial results presented in this release. Assets of the acquired CommerceSouth banks were included in the December 31, 2003 Statement of Condition. On a pro forma basis, had the results of these acquired banks been included in 2003, net income for the entire company for 2003 would have been approximately $6.921 million, which included $658 thousand, net of taxes, in non-reoccurring merger related expenses. The actual net income earned in 2004 of $11.301 million represents an increase of 63.3% compared to the pro forma 2003 net income of $6.921 million.

On January 19, 2005, the Board of Directors of BancTrust declared a first quarter 2005 dividend of $.13 per share, payable April 1, 2005, to shareholders of record March 15, 2005.

On February 27, 2004, BancTrust announced that it had reached an agreement to sell all of the stock of BankTrust of Florida for $7.5 million. BankTrust of Florida had offices in Wewahitchka and Port St. Joe and represented total assets of approximately $43.7 million and total deposits of approximately $37.5 million at December 31, 2003. The business related to BankTrust of Florida is accounted for as discontinued operations and, therefore, the results of its operations through the sale date have been removed from the Company's results of continuing operations for all periods presented in this release; however, the results are shown as income from discontinued operations and are included in total net income of the Company. The sale was completed on October 15, 2004 at a price of $7.5 million.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services. The common stock of the Company trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

EARNINGS:
Interest revenue	$15,407	$7,655	$53,828	$31,391
Interest expense	3,627	1,681	12,487	7,696

Net interest revenue	11,780	5,974	41,341	23,695

Provision for loan losses	1,763	938	4,017	2,082
Non-interest revenue	2,544	1,493	10,418	6,832
Securities gains and (losses), net	81	19	645	360
Gain on sale of credit card portfolios	0	0	0	460
Non-Interest expense	8,604	5,131	33,580	20,973
Income from continuing operations before income taxes	4,038	1,417	14,807	8,292
Income tax expense	1,009	322	4,247	2,291
Income from continuing operations	3,029	1,095	10,560	6,001

Discontinued operations
Income from discontinued operations before income taxes	1,465	82	2,180	509
Income tax expense	1,049	30	1,439	188
Income from discontinued operations	416	52	741	321

Net income	$3,445	$1,147	$11,301	$6,322

Earnings per share:
From continuing operations
Basic	$0.27	$0.12	$0.96	$0.68
Diluted	0.27	0.12	0.95	0.67

From discontinued operations
Basic	$0.04	$0.01	$0.07	$0.04
Diluted	0.04	0.01	0.07	0.04

Total
Basic	$0.31	$0.13	$1.03	$0.72
Diluted	0.31	0.13	1.02	0.71

Cash dividends declared
per share	0.13	0.13	0.52	0.52

DECEMBER 31, STATEMENT OF CONDITION
	2004	2003
Total assets	$1,191,222	$1,076,900
Loans	903,691	688,802
Allowance for loan losses	10,244	8,342
Deposits	986,904	811,145
Shareholders' equity	122,183	116,666

AVERAGE BALANCES YTD:

Total assets	$1,109,679	$678,596
Earning assets	944,312	587,928
Loans	766,928	410,290
Deposits	876,844	531,650
Shareholders' equity	119,820	82,136

RATIOS AND OTHER DATA:

ROA YTD	1.02%	0.93%
ROE YTD	9.43%	7.70%
Total shareholders' equity to total assets-December 31,	10.26%	10.83%
Average shareholders' equity to average total assets YTD	10.80%	12.11%
Net interest margin (te) YTD	4.50%	4.22%
Net loan charge-offs YTD	2,115	2,545
Nonperforming loans - December 31,	3,260	4,199
Other real estate owned - December 31,	664	1,057
Net charge-offs to average loans YTD	0.28%	0.62%
Nonperforming loans to total loans - December 31,	0.36%	0.61%
Average shares outstanding - basic YTD	10,981	8,754
Average shares outstanding - diluted YTD	11,074	8,888
Average shares outstanding - basic QTR	11,011	8,800
Average shares outstanding - diluted QTR	11,125	8,934

For additional information contact: F. Michael Johnson (251) 431-7813.

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